Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Cleantech Solutions International, Inc. on Form S-8, File No. 333-165931, of our report dated March 27, 2012 for the years ended December 31, 2011, appearing in the annual report on Form 10-K of Cleantech Solutions International, Inc. for the year ended December 31, 2012.

April 11, 2013

/s/ Sherb & Co. LLP